Exhibit 10.11


                      [CAPSTON NETWORK COMPANY LETTERHEAD]



John R. Varsames, President
eNote.com, Inc.
Via fax 802-288-9330

Dear Mr. Varsames,

        This letter will confirm the substantive points of our recent oral agreements respecting the best means of resolving certain questions of Delaware law that have arisen in connection of Kramer & Levin's review of certain corporate actions taken by Webcor Electronics, Inc. prior to its business combination with Navis Technologies, Inc. While we do not necessarily agree with Kramer & Levin's legal conclusions, we accept the fact that they have expressed well-considered reservations, and that the existence of a potential unresolved problem is unacceptable given eNote's plans to seek additional financing in the next few months. Therefore, we believe it makes sense for all concerned parties to work together toward a prompt resolution of the potential problems, rather than arguing over the relative risks. Based on the foregoing, we have agreed as follows:

        1. Capston retained Stradley, Ronon, Stevens & Young, LLP of Wilmington, Delaware to serve as its Delaware counsel in this matter;

        2. eNote.com retained Richards, Layton & Finger of Wilmington, Delaware to serve as its Delaware counsel in this matter;

        3. Stradley, Ronon, Stevens & Young, LLP and Richards, Layton & Finger are jointly charged with determining the most appropriate method of resolving the potential problems identified by Kramer & Levin, and minimizing the risk associated therewith.

        4. Once a course of action has been agreed upon by our legal counsel, Richards, Layton & Finger has assumed the lead role in implementing the proposed solution and Stradley, Ronon, Stevens & Young, LLP is providing such assistance as may be reasonably required under the circumstances;

        5. eNote has advanced retainers and will continue to advance, as required, the reasonable and necessary fees of both law firms. Further, it is agreed that both Capston and eNote will review the bills and agree upon their reasonableness and accuracy.

        6. Notwithstanding the advancement of such fees by eNote, it is agreed that Stradley, Ronon, Stevens & Young, LLP is and will remain legal counsel for Capston. It is also agreed that the advancement of such fees by eNote will not, in any way, impair the ability of Stradley, Ronon, Stevens & Young, LLP to represent

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               Capston in any future  action,  including  future  actions  where
               Capston may have interests adverse to those of eNote. It is also agreed that Richards, Layton & Finger will be representing eNote and that Capston waives any conflict of interest or other
               conflict   that   exists   or  may   exist  by  reason  of  their
               representation of the Company and expressly agree that Richards, Layton & Finger may represent the Company in any future action on these matters. Further, should eNote wish to retain either firms as Company counsel or Capston wishes to engage either firm for future projects not concerning each other, neither party will object.

        7. When Capston's 6-month holding period under Section 16 of the Securities Exchange Act of 1934 has expired with respect to such securities, Capston will begin to promptly liquidate sufficient stock in Telemetrix, Inc., FAB Global, Inc. and/or eNote to repay eNote $150,000 in connection with legal fees resulting from their efforts on behalf of the parties. After the fees have been paid to Richards, Layton & Finger and Stradley, Ronon, Stevens & Young, LLP, then eNote will have full authority to use the remaining funds to offset professional fees.

        8. Since it is not the desire of eNote to cause Capston by this agreement to either a)violate any agreements as to the reference stock holding, b)violate any state or federal regulations or or
               c)to disrupt the market of any of the stocks, Capston will have until January 30, 2000 to repay the advances in total and the collateral will remain in place until the $150,000 is repaid to eNote. Further, Capston will request from eNote in writing any exception it desires from its current agreement on how its stock will be sold into the market. If eNote does not approve of the request in writing, then Capston is prohibited from violating its agreement, even to meet this obligation.

        9. Stradley, Ronon, Stevens & Young, LLP currently hold Certificate No. 282 representing 50,000 shares of eNote stock issued to Capston Network Company. This stock will be given to Peter Doremus, attorney at law, previously representing Navis Technoloiges, as an escrow agent or to some other mutually agreeable escrow agent. After the default date, escrow agents, is directed to surrender the shares to John R. Varsames, President of eNote.com, Inc.

        10. As a result of the agreement on the rounding of the shareholders Capston Network Company agrees to designate 6001 shares out of the same collateral (50,000 shares), to be used as collateral for the same number of stock which is to be returned to the Company. Once 6001 shares are returned to the Company, Capston Network Company will have satisfied all requirements for any return of stock to eNote.com, Inc. by Capston Network Company, Sally Fonner or any associates of either Capston or Fonner. Should the 6001 shares not be surrender voluntarily to the Company, then the escrow agent shall cause the certificate to be re-issued so that 6001 shares are returned to the Company, with the remaining being liquidated for any default on the payment of the $150,000.

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        11.    Both parties agree that this Agreement shall be:

             a)  governed by the laws of the State of Delaware
             b) this is the whole agreement until replaced by a more formal pledge agreement; and
             c) written notices in regard to this agreement must have notice by third party of receipt to addressee with copies of all communication being provided by facsimile to John Varsames at 802-288-9330 and Sally Fonner at 727-443-5240.
             d) binding upon the approval of the majority shareholders and consent executed by the sole director, Sally Fonner, who agrees to execute such consent upon authorization from said shareholders

This agreement is binding on all heirs, Successors or assigns of Capston Network Company and Sally Fonner.

The signatures below are given to facilitate the best solution for the stockholders of eNote.com, Inc.


     /s/                                       August 26, 1999
-----------------------------------------
Sally Fonner, President
Capston Network Company


    /s/
-----------------------------------------
eNote.com, Inc.
John R. Varsames, President



Approved by John R. Varsames holding proxy for __% of the shares on this 26th date of August, 1999